EXHIBIT 99.1

UNICORP ANNOUNCES ROBERT P. MUNN AS ITS NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER AND MAKES ADDITIONAL MANAGEMENT CHANGES

HOUSTON, TEXAS - September 10, 2007 - Unicorp, Inc. (OTCBB: UCPI) announced today that Robert P. (Bob) Munn has joined the company as President and Chief Executive Officer. Mr. Munn comes from Sterling Energy, Inc. where he held various positions including Executive Vice President, General Manager and Director. Mr. Munn was instrumental in Sterling’s successful growth and recent acquisition of Whittier Energy Corporation. In addition, Mr. Munn has also been placed on the company’s Board of Directors effective September 10, 2007. Mr. Kevan Casey has resigned his position as President and CEO, but will remain as Chairman of the Board, Chairman of the Executive Committee and a consultant to the company.

Mr. Munn has over 26 years’ experience in the U.S. and International oil and gas arenas with both small and large independent E&P companies. Mr. Munn has established a successful track record in growing and managing small companies. From January 2003 through his recent departure from Sterling Energy, Inc., Mr. Munn established, developed and managed their U.S. office successfully adding oil and gas reserves by drilling and acquiring producing properties. These reserve additions significantly contributed to the dramatic growth of Sterling Energy PLC (a London based publicly traded AIM company), from a market cap of $25 million to over $300 million in four years. Prior to his tenure with Sterling, Mr. Munn served as Vice President of Exploration for FW Oil and from 1987 through 2001 he served in both supervisory and senior technical roles with Amerada Hess, working in both onshore and offshore U.S. oil and gas basins. From 1981 to 1987 Mr. Munn worked as an exploration and exploitation geologist for Buckhorn Petroleum and Harper Oil Company in Denver, Colorado. Mr. Munn received his BA Degree in Geology from the University of Colorado in 1981.

Mr. William E. (Bill) Dozier has resigned his interim position as Chief Operating Officer in anticipation of the additional personnel that Mr. Munn will be bringing to the team. Mr. Dozier has played a strategic role as COO during the search process for a new management team. Unicorp will continue to capitalize on Mr. Dozier‘s extensive industry experience as he has joined the Board of Directors effective September 4, 2007, and will serve as Chairman of the Compensation Committee. Mr. Dozier has over 30 years’ experience working in the oil and gas industry, holding several senior positions during his career. Prior to his early retirement in March 2005, he was Senior Vice President - Business Development for Vintage Petroleum, Inc.

Kevan Casey, Chairman of Unicorp, stated, “I am very pleased that we have been able to hire someone that brings the level of experience and professionalism that Bob has in the industry. I believe that Bob’s new team and vision will accelerate Unicorp’s growth and immediately bring a high level of credibility to our company. He has proven in the past that he has what it takes to deliver consistent results in rapidly growing companies and achieving bottom line profitability. I have confidence that he will lead Unicorp in increasing the company’s profitability and reserves as he has demonstrated throughout his career.”

“Unicorp has an extremely attractive platform for growth. It has a growing portfolio of producing properties, a solid lease position with its two East Texas prospects and being public, has access to the capital markets,” stated Mr. Munn. “By putting the right technical staff in position, we can reach our goal of adding significant reserves and enhancing shareholder value. I am looking forward to contributing my technical expertise and management skills to Unicorp to grow its reserve base.”

About Unicorp

Unicorp, Inc is primarily engaged in the acquisition, development, exploration and production of crude oil and natural gas. Its focus is on aggressively acquiring working interests in crude oil and natural gas properties with the intent of exploration and development or by enhancing production through the use of modern development techniques such as horizontal drilling, satellite technology and 3-D seismic. The company’s goal is to achieve a high return on its investment by limiting its up-front acquisition costs, by quickly developing its acquisitions and by practicing a sound and smart approach to oil and gas exploration and development.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company’s ability to successfully acquire oil and gas properties and drill commercial wells. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about Unicorp’s future business and financial results, refer to Unicorp’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007, and Annual Report on Form 10-KSB/A (First Amendment) for the year ended December 31, 2006. Unicorp undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For more information contact:
Carl A. Chase
Phone: (713) 402-6717, or
Investors@unicorpinc.net